Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Terex Corporation of our report dated March 22, 1996 (except as to Notes A and B which are as of September 24, 1996) relating to the financial statements of Terex Corporation as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and of our report dated March 22, 1996 relating to the financial statements of PPM Cranes, Inc. as of December 31, 1995 and for the eight month period ended December 31, 1995, which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Stamford, Connecticut
September 24, 1996